Schedule Shareholder Servicing and Distribution Plan for Class A shares – CFST

EXHIBIT I

COLUMBIA FUNDS SERIES TRUST

Columbia California Intermediate Municipal Bond Fund

Columbia Capital Allocation Moderate Aggressive Portfolio

Columbia Capital Allocation Moderate Conservative Portfolio

Columbia Convertible Securities Fund

Columbia Cornerstone Equity Fund

Columbia Large Cap Enhanced Core Fund

Columbia Large Cap Growth Opportunity Fund

Columbia Large Cap Index Fund

Columbia Mid Cap Index Fund

Columbia Overseas Value Fund

Columbia Select Mid Cap Value

Fund Columbia Short Term Bond Fund

Columbia Short Duration Municipal Bond Fund

Columbia Short Term Bond Fund

Columbia Small Cap Index Fund

Columbia Small Cap Value and Inflection Fund

Current as of the 1st day of July, 2026.